                                    ENDORSEMENTS

                                    This endorsement modifies the Death Benefit Provisions of the policy to which it is attached.

Type C Death Benefit                This endorsement adds a Type C death benefit to the Type A and Type B death benefits described in this  contract  under Death Benefit  Provisions.  We show the type of death benefit that applies to this contract under Type of Death Benefit.

                                    If this  contract  has a Type C death  benefit,  the death  benefit  on any date is equal to the greater  of (1) and (2)  where:  (1) is the basic  insurance  amount  plus the lesser of (a) the total premiums paid minus total withdrawals from this contract,  both accumulated at the rate(s)
                                    displayed in the contract data pages and (b) the contract  fund before  deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount  multiplied by the Type C
                                    Death Benefit Factor both found in the Contract  Limitations section of the Contract Data Pages, and (2) is the  contract  fund  before  deduction  of any  monthly  charges  due on  that  date, multiplied by the attained age factor that applies.  For the purpose of  determining  the Type C death  benefit,  the total  premiums paid will not include any charge to reinstate this contract as described under Reinstatement.

                                    For the purpose of computing the death  benefit,  if the contract fund is less than zero we will consider it to be zero.  Your basic  insurance  amount and attained age factors are shown in the contract data pages.

Changing From Type C                When changing from a Type C death benefit, the total premiums paid will not include any
Death Benefit                       charge to reinstate this contract.

Type C to A                         If you are changing from a Type C to a Type A death benefit, we will change the basic
                                    Insurance amount by adding the lesser of (a) the total premiums paid minus total withdrawals  from this contract both  accumulated at the rate(s)  displayed in the contract data pages and (b) the contract  fund before  deduction  of any monthly  charge due on that date plus the product of the Type C Limiting Amount  multiplied by the Type C Death Benefit  factor,  both determined on the date the change takes effect.

Type C to B                         If you are changing from a Type C to a Type B death benefit, we first find the difference
                                    Between  (1) the  contract  fund and (2) the lesser of (a) the total  premiums  paid minus total withdrawals from this contract,  both accumulated at the rate(s)  displayed in the contract data pages and (b) the contract  fund before  deduction  of any monthly  charge due on that date plus the product of the Type C Limiting Amount  multiplied by the Type C Death Benefit  Factor,  both determined on the date the change takes effect.  If (2) is larger than (1), we will increase the basic insurance amount by that  difference.  If (1) is larger than (2), we will reduce the basic insurance amount by that difference.

Changing To Type C                  Changes to a Type C death benefit are not permitted.
Death Benefit
                                    If the  change in the type of death  benefit  results  in a  reduction  in the  basic  insurance amount,  the basic  insurance  amount after the  decrease  must be at least equal to the minimum basic insurance amount,  which we show under Contract Limitations in the contract data pages. We may also deduct a  surrender  charge and  administrative  charge as  described  in the Change In
                                    Basic Insurance Amount provision.

Effect of Withdrawals               If you have a Type C death benefit, withdrawals will not affect the basic insurance
on Basic Insurance                  amount.
Amount
                                    A change in the type of death  benefit  will take effect only if we approve  your request at our
                                    Home Office.  If we approve the change,  we will  recompute the contract's  charges,  values and limitations  shown in the contract  data pages.  The change will take effect on the monthly date that  coincides  with or next  follows the date we approve  your  request.  We will send you new contract  data pages  showing  the amount and  effective  date of the change in basic  insurance amount and the recomputed charges, values and limitations.

PLY 117-2003

Changing the Type C                 Starting on the first contract anniversary, you may change the interest rate for the Type C
Death Benefit Interest              death benefit once each contract year before the contract anniversary following the
Rate                                Insured's 100th birthday (or the younger Insured's 100th birthday if there are two
                                    Insureds).  You may choose a rate between 0% and 8% in 1/2% increments.  This change will become effective on the monthly date on or after the date we receive your request.

                                    On and after the contract  anniversary  immediately  following the Insured's  100th birthday (or the younger  Insured's  100th  birthday  if there are two  Insureds),  the Type C death  benefit interest rate is zero.

                                    Your request to change the type of death benefit or the Type C death benefit  interest rate must be in a form that meets our needs.  We may require you to send us this  contract  before we make the change.

                                    Pruco Life Insurance Company of New Jersey,

                                    By SPECIMEN
                                            Secretary

PLY 117-2003